Exhibit 99.2
On July 23, 2010, Horizon Lines, Inc. hosted a conference call to discuss financial results for the second quarter ended June 20, 2010. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

Operator	Good morning. My name is Sarah and I will be your conference operator today. At this time I would like to welcome everyone to the Horizon Lines second-quarter earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ presentation there will be a question-and-answer period (Operator Instructions). As a reminder, ladies and gentlemen, this conference is being recorded today, July 23, 2010.

I would now like to introduce Mr. Jim Storey, Director of Investor Relations for Horizon Lines. Mr. Storey, you may begin.

Jim Storey	Thank you, Sarah, and good morning everyone, and welcome to the Horizon Lines second-quarter 2010 conference call. Our speakers this morning are Chuck Raymond, Chairman, President and CEO; John Keenan, Senior Vice President and Chief Operating Officer; Brian Taylor, Senior Vice President, International Services; and Mike Avara, Senior Vice President and Chief Financial Officer.

Before we get started I want to remind everyone that copies of our press release and slide presentation accompanying this conference call are available in the investor relations section of our website at HorizonLines.com. We will be referring to these slides during our remarks.

I also want to remind everyone that management’s remarks this morning contain certain forward-looking statements and that actual results could differ materially from those projected today. These forward-looking statements speak as of today, and we undertake no obligation to update them.

Factors that might affect future results are disclosed in our filings with the SEC, and we encourage you to review these detailed Safe Harbor and risk factor disclosures.

Please also note that where appropriate, we will continue to refer to non-GAAP financial measures such as EBITDA to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in the appendix of this presentation and in our earnings release and accompanying materials.

Now let me turn the call over to Chuck Raymond.

Chuck Raymond	Jim, thank you and good morning everyone. Earlier today we reported improved second-quarter adjusted earnings per share of $0.15 and adjusted EBITDA of $29.6 million, on operating revenue of $305.6 million.

These results were consistent with our expectations. They were driven by a combination of modestly firming economic conditions in most of our markets and our ongoing focus on profitable revenue growth. Those revenues were supported by stringent cost management and reliable service.

Also, yesterday evening we announced payment of our $0.05 quarterly dividend to shareholders on September 15.

In the face of various challenges, it was a reasonably satisfying quarter for us. After a difficult start this year, our vessels returned to their customary excellent on-time performance. We had notable contributions from our Alaska trade lane as well as from our terminal services business and from logistics.

Free cash flow and debt paydown were ahead of expectations, and we finished the quarter with adequate liquidity.

Our rate, net of fuel, was down slightly in the quarter. This was primarily due to pricing pressures in our Puerto Rico trade lane, as one of our competitors increased their capacity between San Juan and the Northeast. Nevertheless, our Puerto Rico volume trend continued to improve, which in turn helped our overall business expand slightly from a year ago.

Our quarterly volume has been on a slow but steadily improving trend since bottoming out with a 9.8% decline a year ago. Actually, this is the first time in a while that it has edged into positive territory; and while this uptrend is slow, it certainly is encouraging.

So, the first half of 2010 has played out pretty much as we expected. A firming volume trend is being fueled by modest but still uneven improvements in two of our three trade lane economies, but fuel prices still remain high and pricing pressures continue.

We expect this scenario to extend to the second half of the year, which means our outlook remains consistent with what we discussed last quarter. We expect full-year adjusted EBITDA to approximate what the Company reported for 2009. Of course the pace of economic recovery and its corresponding impact on local consumer confidence will continue to be a key factor driving our results.

In the meantime, we remain focused on those areas of our business that we can control — schedule integrity; staying close to our customers and adding value to their experience; pursuing profitable revenue growth; and, of course, managing our costs throughout the organization.

Challenges remain, but we are well positioned to meet those challenges. Our operating leverage is substantial, and we believe we can continue to grow earnings in even a modest volume expansion environment, assuming our rate structure is reasonable.

As we look to new opportunities, we are encouraged by trends in the trans-Pacific trade lane. We continue to fine-tune our plans for the launch of our own liner service in December. As you know, Brian Taylor has assumed accountability for our international business, and he will bring you up to date in a few minutes.

Before turning the call over to John Keenan, let me give you a brief update on the federal antitrust matter. As you know, we are well into our third year of the Department of Justice investigation of carriers in the domestic trades. While we can’t predict when this will be fully resolved, we hope we can arrive at an acceptable outcome pretty soon.

Getting this behind us will allow us to refocus on the business at hand and to build for the future. We continue to fully cooperate with the Department of Justice as this process moves forward and closer to final resolution.

We are also encouraged by two other legal developments related to this issue. First, the federal judge in the Puerto Rico class-action suit has preliminarily approved our settlement with the plaintiffs in this case. This is a very positive step forward.

Second, the class-action shareholder lawsuit in Delaware was once again dismissed by the federal judge hearing that case. An appeal by the plaintiffs is pending. We vigorously defended against this suit and are gratified that the Court again validated the merits of our defense. So we believe we’re moving in the right direction.

Now let me turn the call over to John Keenan.

John Keenan	Thank you, Chuck, and good morning, everyone. Our liner operations performed well in the second quarter, benefiting from modest firming trends in our markets, combined with our ongoing focus on customer service excellence, schedule integrity and cost management. Let’s start with a review of our trade lane economies beginning on slide 7 with Alaska.

As you know, Alaska is primarily an energy-driven economy with a large military presence and a growing healthcare sector. As such, it did not exhibit the cyclical volatility that was characteristic of the Lower 48 during the recent recession. Its economy appears to be strengthening modestly, accompanied by a similar improvement in the business climate.

The employment picture is brightening. In fact, the state just last week reported that its unemployment rate in June fell below 8% for the first time in over a year. When you combine this firming economy with the typical seasonal factors, our Alaska operations produced a good second quarter in terms of volume, revenue, and EBITDA growth.

If you recall, we faced some challenges in Alaska during the first quarter, with two very unusual vessel incidents that impacted our service delivery. As a result, during the second quarter, we renewed our focus on maintaining a strong value proposition for our customers, ensuring flexible loading, on-time arrivals and timely availability of cargo. We are gratified by our customers’ support, evidenced by the fact that many increased their second-quarter business with us versus a year ago.

Turning to Hawaii and Guam on slide 8, we have seen some renewed growth in the tourism sector. However jobs, personal income, and private construction continue to lag. As you know, tourism is a major driver of Hawaii’s economy, and projections for 2010 visitor arrivals have been revised upwards from last quarter based in part on increased international arrivals over the past few months.

Commercial construction and labor, however, aren’t expected to improve appreciably until next year. We are encouraged by the tourism outlook, but caution that this trend could change if the economic recovery hits any major stumbling blocks.

Looking at Guam, business conditions remain stable. Infrastructure planning and construction are continuing in advance of the military relocation from Okinawa, and we are starting to see some commercial project cargo volumes in support of this move. We expect the pace of cargo to accelerate by early next year.

As you may have heard, Congress is in the process of reducing outlays for fiscal 2010 in connection with military bases in Guam. We understand this does not indicate a shift in the plan to move the Marines, but is simply an issue of timing related to the pace of the relocation. As such, we don’t expect it to have an impact on the bulk of these infrastructure projects, many of which must be completed in order to support the Marines as they relocate from Okinawa.

We remain well aligned with our major customers in the Hawaii/Guam trade lane. In the second quarter we experienced healthy increases in high-value cargo for many of our major customers relative to a year ago.

While our overall volume decreased modestly from last year’s second quarter, this was largely a result of carrying fewer automobiles on our vessels. As you know, for many years we were the preferred carrier to Hawaii for Toyota vehicles manufactured at its plant in Fremont, California. Toyota closed that plant in March of this year.

Turning to slide 9, the recession in Puerto Rico continues, but there are some reasons for cautious optimism on the economic front. First, recent data suggests that the total US container volume flowing into Puerto Rico has firmed slightly in recent months. If this trend continues, it would mean that the island’s inbound contraction of the past several years has subsided.

Second, the Fortuno administration appears to be making progress in reducing the government’s budget deficit. It is promoting a very aggressive plan for restoring economic growth through stimulus programs, infrastructure investment, as well as tax and labor reforms.

So, despite the ongoing recession, our volume trend continued to improve in the second quarter. While volumes are down slightly from a year ago, the rate of decline showed a substantial improvement from the first quarter. In fact, our southbound business increased nicely as we continued to focus on high-value cargo.

We also served our customers well, providing consistent schedule integrity, extended cargo loading cutoffs, and timely availability of cargo in our ports.

As Chuck mentioned, we faced significant pricing pressure in the second quarter as a competitor added capacity serving Puerto Rico out of the northeast. Despite this new capacity, we are very well positioned in that market; and as I just noted, our southbound business to Puerto Rico actually increased during the quarter.

We are also working with our terminal service provider in Elizabeth, New Jersey, to implement some operational changes to more efficiently serve our customers in this busy port.

Moving on to slide 10, our overall second-quarter volume increased slightly from a year ago, driven by expansion in Alaska and a decelerating rate of decline in Puerto Rico. This is the first time we have recorded year-over-year quarterly volume expansion since the third quarter of 2005, so we were encouraged by this trend.

As we have progressed through the year, the pace and degree of change will continue to be driven by the ultimate strength of the overall economic recovery. I think it’s important to reiterate that our volume fluctuations tend to be more muted than in many other sectors of the transportation industry. This is due both to the nature of the cargo we transport and to the fact that we operate in three markets with differing economic drivers.

Turning to slide 11, revenue per container rose 6.7% due to higher fuel surcharges. Our fuel costs in the second quarter averaged $472 per ton, which represents a 70% increase from the $278 per ton in the second quarter of 2009.

Excluding the fuel prices, revenue per container slipped fractionally from a year ago. Again, this was largely due to Puerto Rico which I just discussed. It’s important to note, however, that our overall volume of refrigerated containers increased by 2.1% during this quarter, reflecting our focus on high-value cargo mix.

Turning to slide 12, our schedule integrity in the second quarter is reflected in vessel on-time arrivals of 93%, which we measure to the minute. This closely tracks our year-ago performance, but it represents a substantial improvement from the first quarter, where we had the two Alaska vessel incidents as well as one in the Pacific related to weather.

Overall, vessel availability was at 100%, the same as a year ago, while vessel utilization was unchanged at 60%.

Seventeen of our 20 vessels were deployed in the second quarter. We typically maintain three idle vessels. This allows us to provide our own drydock relief and assure vessel availability to maintain service integrity.

In conclusion, we performed well in a still challenging environment that is showing some initial signs of recovery. This early-stage economic recovery has not yet translated into a significant improvement in employment trends or consumer confidence. These are necessary ingredients for more robust business expansion in our market; but we are nevertheless positioned to make steady progress in the interim.

I will now turn the call over to Brian Taylor. Brian?

Brian Taylor	Thanks very much, John. I am now starting on slide 14. Many of you may remember that in February of this year we announced our intention to reenter the international market; and six months later, we still remain convinced that this is a good strategic step for Horizon and that we’re in the right place at exactly the right time.

Today our ships call several ports in China. America’s largest trading partner and a market with solid growth fundamentals. Looking ahead to our future in the international trade, China is the right launching point for Horizon’s new Five Star Express service. While China, like most other international markets, has experienced some economic pressure over the last 12 to 24 months, I am sure we have all seen that firming trends are clearly evident, and these will likely be with us for the foreseeable future.

The 2010 year has brought a more stable balance between container supply and demand. As a result, we have seen and clearly expect to continue seeing a gradual restoration of rate levels that create more economic stability in the China transportation sector. During the first six months of this year, the spot container rate from base ports in China to the US West Coast improved by as much as 68%.

In addition to what we see as solid growth fundamentals and improving rate dynamics, there is a demonstrated need for niche services just like the service that Horizon will bring to Central China later this year. At a time when the relationships between shippers and carriers are somewhat strained, we enter this market with three key fundamental service elements that are highly valued within the shipping community.

First, a transit time and cargo availability that is extremely competitive and a schedule that will afford a very high degree of reliability. Second, we are going to bring a consistent commitment to space and equipment for the duration of the agreements that we will put in place. And lastly, we provide our customers with an opportunity to link our international service into the domestic distribution network that we have created, while offering the Horizon 3-V service solution.

If you turn to slide 15, after careful evaluation of multiple port options in China, including detailed feedback from over 110 current and potential customers, we have selected the Central China ports of Ningbo and Shanghai for our Five Star deployment. Both of these ports have exhibited extremely strong growth attributes over the past five years, tempered of course by some volume reductions during the economic crisis.

But today these two ports generate volumes that are equivalent to all US container imports moving from the Pearl River Delta region in South China. In addition, as more customers continue moving their production in China further north and west, looking for lower-cost labor, the demand for quick transit and more capacity in this region will only continue to grow.

Customers that use Horizon for their domestic shipping needs today have come to know us as a Company focused on reliability, on-time performance, and a high level of customer service. Many of the global carriers operating in the trans-Pacific are resorting to slow steaming and reductions in their basic customer service offerings.

This is creating a void that we plan to fill with our best-in-class service. That is something that has been a hallmark of this Company for years. We knew this void existed when we did our initial research, and this is clearly now validated by the enthusiastic response that we’re seeing from the customers as we began marketing this service just three months ago.

We set very specific quarterly targets for the conclusion of contracts; and as of today, 25% of our ship is under contract. That is 4.5 months ahead of our first sailing. Customers moving critical retail goods, high-value electronics, and apparel will help ensure we have a high degree of capacity utilization when we launch in December.

Generating volume is obviously very critical to our success, but making sure our cost model remains on track is equally important. All of our key positions have now been filled; our overseas agents and terminals selected; and at this time, all the financial metrics are in line with the ranges that we established when we finalized our plans earlier this year.

I will look forward to sharing more details regarding the Five Star Express as we get close to our official launch on December 13. With that, let me turn the call over to Mike, who will take you through our second-quarter financial review.

Mike Avara	Brian, thank you, and good morning, everyone. I will now review our second-quarter financial results. We indicated in April that we expected our second-quarter would approach or even slightly exceed 2009, and I am pleased to report today that is exactly what our team was able to accomplish.

In fact, we generated earnings results that were improved really across all key measures. Revenue, operating income, EBITDA, net income, and EPS all increased from the second quarter of 2009. We delivered these improved results by getting a little bit of help on the volume side, as John mentioned; strong performance by our Alaska logistics and third-party terminal services businesses; and continuing to manage our cost structure both carefully and wisely.

Cash flow and debt levels were also better than our own internal projections. So we finished the first half of the year in line with our expectations, but below 2009, as we thought we would. As you recall, higher fuel prices that we discussed with you previously impacted our expectations. So accordingly, we have a bit of a gap to make up in order to achieve 2010 results similar to 2009. However, let me quickly add we continue to expect second-half financial results to outperform those of 2009. I will now discuss the financials in a bit more detail.

Second-quarter operating revenue rose by $27 million during the quarter. The nearly 10% increase versus last year is largely due to higher fuel surcharges that contributed $18.5 million. They helped to partially mitigate the 70% increase in bunker fuel prices that John mentioned.

Logistics and terminal services revenue also improved by a combined $14.6 million. These positive factors were partially offset by the completion of a vessel management contract we had for about five years with the US government to manage some ships; and there was a $6.3 million decline in revenue as a result of that contract closure.

Our adjusted operating income increased by $1.3 million in 2009. The improvement of 9.5% results from the same factors that benefit EBITDA, which I’ll discuss in just a moment.

Turning to EBITDA, adjusted EBITDA increased by $1.1 million over 2009. The major components of the nearly 4% adjusted EBITDA improvement were as follows. The strength of our third-party terminal services and logistics revenue margin gains added $4.1 million and G&A expense and overhead savings added $3 million.

Now, these positive factors were partially offset by various operating expense increases throughout our cost structure, many of which were one-time in nature, that totaled $3.5 million. The inability to fully recover the fuel price increase took about $2 million from the EBITDA line relative to last year, although we are at our typical approximately 90% fuel recovery.

If we look at net income, our second-quarter adjusted net income grew by $700,000 over last year. The increase resulted primarily from the $1.3 million gain in adjusted operating income.

You will see interest expense is also up about $1 million. Remember this reflects the 1.5% interest rate increase on our bank debt under the credit agreement amendment that we struck last year.

Turning to EPS, adjusted earnings per share rose by $0.02 to $0.15 from last year’s $0.13. The EPS gain reflects the $700,000 improvement in net income and a little bit of an increase in shares outstanding.

Turning to free cash flow, June year-to-date 2010 cash flow remains a really good story. You will see it is down a bit from 2009, but let me add it is well ahead of internal projections. Also, recall that we historically consume cash in the first half of the year for seasonal working capital needs and vessel lease payments on our Alaska ships. Some of the key factors in the nearly $16 million decline from last year was the EBITDA shortfall of $5.8 million as well as higher drydock payments.

At the end of the second quarter we continued to operate with both adequate and continued improving liquidity. You will see that our liquidity is up $18 million from what we had in March and reported in April to you.

We were in compliance with our two credit facility financial covenants. Nearly 77% of our funded debt is fixed to maturity in 2012. And we continue to enjoy a very low weighted average interest rate in the 4.5% range. Recall, our debt effectively matures in February 2012.

Further, we have continued to plan for a refinancing. Let me add, we will be ready to move quickly when the market conditions and other factors are right.

In addition, we ended the quarter with nearly $15 million less in funded debt than the first quarter and close to $30 million lower than a year ago. Also, our debt balances were about $25 million lower than our internal projections at the end of the second quarter, although this was due in large part to some timing differences.

So in summary, we achieved improved financial results for the second quarter, as we expected, and saw some slight volume gains. Looking ahead our projections for the full year remain consistent with the outlook we provided you both in January and April, namely a year very much like 2009.

So with that, I will now turn the call over to Sarah for our Q&A session.

George Pickral	Good Morning, everybody. Brian, if I could start with you. On the upcoming China service, congratulations on having the ships a quarter full six months in advance.

Can you talk about what types of customers you have? Are they existing, Jones Act customers? Are they larger shippers, smaller shippers? Just any sort of color into that.

And maybe as you are our in the market pitching this new service, what sort of feedback are you getting from customers that have signed up and then potential customers?

Brian Taylor	Let me take the first part of your question. I think we actually mentioned this on the last call. Obviously, we have a focus on customers that already have an existing relationship with Horizon as well as other customers that are more deeply involved in the international trade and perhaps not domestic customers of ours. A combination of both are already starting to sign contracts with us.

The majority of the contracts already signed are not with enormously large retail customers. We do see a strong level of interest actually from customers across the board, from very large retail organizations to small individual shippers that are looking for some more customized and high-service levels, and also an ability to link the business they do with us internationally into our warehouse as well as our trucking operation. So it really is a combination of many different customers across the board, George.

George Pickral	Okay, great. It seems to be easing now, but any concern about getting containers come December?

Brian Taylor	I do not have a concern about getting containers at this point in time. We have a number of leasing companies that appear prepared to work very closely with us and they appear to have adequate line capacity at this time.

George Pickral	Great, thank you. John, maybe if I could ask you about some of the markets. With pricing down half a percent, if you strip out Puerto Rico, would pricing have been up, combined, in the other markets?

John Keenan	Yes, George, it would have been.

George Pickral	Okay. Then staying in Puerto Rico, the new capacity that has come into that market, is that capacity that used to be there and they are coming back in anticipation of growth?

Or do you know if this is a new venture for them distinct from putting older capacity back into the market?

John Keenan	George, this is our competitor, Sea Star. The capacity that they put in is just in the Northeast market. If you recall, prior to them adding their own capacity they had a TSA with us, and that space was on our ships. So some of the volume that was on our ships now has moved to their own capacity.

George Pickral	Okay. Well, along those lines, is utilization around 60% holding pretty steady?

I think I asked this last quarter too, but have there been any updates or decisions on possibly taking a ship out of service in any of the markets that aren’t as utilized?

John Keenan	No, George, and I will tell you why. That utilization is an average of our three markets. When you look at our service and the level of consistency that the market demands and we provide, there is no intention at this time to remove any capacity. Consistency of service and frequency of service impact that decision.

George Pickral	Okay, fair enough. Just a couple more questions. Mike, the terminal services revenue, up $8 million, is that a sustainable increase we are looking at? I am just wondering if it can offset the lost government business going forward. Can that and logistics more than offset the lost government business?

Mike Avara	Yes, we think it can, George. We’re seeing continued improvements in our terminal service as well as our logistics business. We continue to see those into July, especially in our Puerto Rico facility.

George Pickral	Okay. Then last question and I will turn it over to someone else. Chuck, since you brought it up, the DOJ antitrust issues, I saw where Air France a couple weeks ago settled for a similar price fixing in air freight over about the same time frame.

Has the DOJ come to you recently? Any sort of update from their standpoint that we could be nearing an end to this?

Chuck Raymond	I prefer not to comment on that, George. We continue, as I said, to work with the DOJ. We have our own particular circumstances that are not the same as Air France; and that is probably all I can say about that.

George Pickral	Okay. Fair enough. Thanks for the time, everybody.

Chaz Jones	Yes, good morning, everyone. It’s Chaz and Mike. I wanted to ask first about the new Asia service, and particularly the 25% that is committed at this point. Have those customers agreed to pricing? Or is that just a volume commitment?

Brian Taylor	It is both volume and price, Chaz.

Chaz Jones	So at the current pricing levels, how much utilization do you have to have on those ships to get to a breakeven number?

Brian Taylor	I would say we have got to be well up in the 75% to 80% utilization level.

Chaz Jones	Okay, okay. That’s perfect. That is what I was looking for.

Then this may be an awkward question, but just given the irrational competitive landscape in Puerto Rico that seems to persist over the last decade, and given that your other markets seem to be doing consistently better, have you guys ever considered exiting the Puerto Rican market?

Chuck Raymond	Yes, let me take that one, Chaz. Horizon Lines has one way or another been serving that market since 1958. We are committed to long-term service improvements in that market.

We believe in the ability of the local economy to grow and to be successful in exports. And we still have a good business in Puerto Rico. So the answer is we continue to look at our options, but there is no compelling reason to do so.

Chaz Jones	Okay. Then I think Mike had some questions he was going to ask.

Mike Cotogno	Yes, could you guys just provide a quick update on the Tampa service, if you don’t mind? Any impact from the oil spill in the Gulf as well as just the volume trends, how they are trending relative to expectations?

John Keenan	Yes, good morning. This is John Keenan. In terms of Tampa, what we have done is we make a decision based on the volume at that time. As you remember, it is a biweekly service. Based on volume, we can decide whether we’re going to call the Port of Tampa or not. And if we don’t call the port we can truck that freight over to Jacksonville. It really depends on the freight loading of our customers.

We continue to operate without any problems in the Gulf. Our ships have been running on schedule. Occasionally, we have a sail-around, and we just document if there is any increased transit time. If we want to file a claim against BP for that out-of-route mileage, we can. But it has not impacted our service at all.

Mike Cotogno	Then I guess just lastly here, not huge events necessarily, but several things that may have caught us off guard with respect to the Sea Star contract going away as well as the government contract expiring.

Is there anything over the next 12 months or so with either capacity entering a particular market or a contract of yours that is going to go away, that you are aware of at this point?

John Keenan	No, I can tell you none that I am currently aware of. All of our contracts, including the one we had with Sun Star, have some sort of termination provisions, and they just exercised a termination provision.

Mike Cotogno	I see.

John Keenan	We were unaware that they were going to do that at the time.

In terms of the government contract, that government contract was a six-year agreement. We were well aware of that, and we knew that it had an expiration. And we made the decision not to renew that contract.

Mike Cotogno	Okay, okay. Chaz, that’s all I had; I didn’t know if you had anything else.

Chaz Jones	Yes, my last question — obviously in transportation there has been a lot of discussion on whether recent volume improvement has been led by inventory restocking. I am not too sure if you guys have that kind of insight into your customer base in Hawaii, Guam.

Are you sensing that some of the volume improvement has been inventory restocking, or just more broad-based recovery?

Chuck Raymond	This is Chuck. Let me deal with all the trade lanes. First of all, with our multi-weekly sailings — in other words sailings to Alaska, which occur twice a week and to Puerto Rico, which occur three times a week; et cetera — we provide a service along with our competitors that is very predictable, very regular, and provides an ability for our customers to really use these transportation capabilities as their warehouse. So we have an immediate ability to meet their inventory needs.

Yes, we saw some restocking in all of our trades during the first quarter, because people were very cautious during the fourth quarter of 2009. As it relates to the trans-Pacific service, we definitely have seen a pickup in inventories coming into the US, up until May.

Now, it is hard to say what has happened since May. The demand is clearly very strong. We are hearing of a very strong back to school requirement in all of our markets, and so I think the outlook is pretty good.

Chaz Jones	Okay, thanks, Chuck. That’s real helpful. And congratulations, guys, on a nice quarter. I know the environment is still pretty choppy out there, but nice results.

Chuck Raymond	Thank you.

Operator	At this time there are no further questions. Presenters, do you have any closing remarks?

Chuck Raymond	Yes, thank you very much, Sarah. A couple things before we sign off here. Let me summarize today’s call with a couple of observations.

The first one deals with our forecasting. When we began 2010 we expressed a cautious, and I would say, conservative view of our business expansion in our markets. It wasn’t what many of you wanted to hear after such a challenging 2009; but in retrospect it was the right call.

We executed according to plan through both the first and second quarters and now we are looking at some modest growth prospects for the second half of the year. This growth, if the economic recovery continues to evolve, should produce a year, as Mike said, that is pretty close to where we were in 2009.

Second, as John pointed out on slide 10, as a Jones Act carrier we operate in a mature, relatively stable industry. We manage products that are vital to the basic needs of our three trade lanes, all of which are in various stages of their own economic cycles.

So, we believe our broad customer base tempers volatility, unlike larger business swings that we often see in other transportation sectors.

Finally, Brian talked about Asia. Looking ahead, we continue to see good growth opportunities beyond the Jones Act. Serving as a niche carrier, if you will, and a logistics resource in the trans-Pacific market is going to pay off. We have the opportunity to capitalize on the positive trends there and to couple our logistics offerings with appropriate liner capacity in that trade. So the timing is right.

So, thank you for your interest, and we will talk with you again in October when we will discuss our third-quarter results and our outlook for the year.

Operator	This concludes today’s conference call. You may now disconnect.